Exhibit 99.1
Pac-West Enters Into Funding Arrangement With Columbia Ventures Corp.
STOCKTON, CA [November 15, 2006] — Pac-West Telecomm, Inc. (OTC: PACW.PK), a leading provider of next generation and traditional voice communications services, today announced the completion of a comprehensive restructuring of its financial obligations centered around an investment and refinancing provided by Columbia Ventures Corporation, a private investment company focused principally on the domestic and international telecommunications industry.
As part of the restructuring, an affiliate of Columbia Ventures purchased Pac-West’s senior secured credit facility, with an outstanding balance of approximately $8.8 million, from its senior lender, Comerica Bank. In connection with this purchase, the purchaser stepped into the senior secured credit facility. In addition, such facility was amended and restated to provide, among other things, an increase in the maximum loan commitment to $24.0 million, consisting of an $8.0 million revolving credit facility and a $16.0 million term loan. Approximately $8.8 million of such commitment was used to purchase the senior credit facility. The availability of the undrawn balance of such revolving and term loan commitments of approximately $7.2 million and $8.0 million, respectively, are subject to certain conditions, the earliest of which could be satisfied on February 1, 2007. However, Pac-West will now have access to cash in the amount of $11.3 million previously held by Comerica Bank under the terms of a compensating balance arrangement.
In addition, another affiliate of Columbia Ventures purchased an aggregate of 879,117 shares of two series of newly-designated, non-voting, convertible preferred stock for aggregate consideration of approximately $1.0 million. The two series of preferred stock, one of which was issued today and the other of which will be issued upon receipt of shareholder approval of an amendment to Pac-West’s articles to permit the issuance of the common stock issuable upon conversion of such series of preferred stock, are generally convertible into approximately 51% and 95%, respectively, of the outstanding common stock of Pac-West on a fully-diluted basis, subject to satisfaction of certain conditions, including receipt of requisite regulatory approvals.
Pac-West has also reached an agreement with Merrill Lynch Capital to restructure approximately $5.7 million of its obligations to them and an agreement with a key supplier to restructure approximately $2.8 million of its obligation to them. In addition, Pac-West has received a commitment from an investment advisor with discretion over approximately $21.0 million of the $36.1 million of outstanding principal amount of Pac-West’s 13.5% Senior Notes due 2009 to tender into an exchange offer made to all holders of Senior Notes for newly designated 13.5% Notes due 2009. Pac-West expects to conduct such exchange offer promptly under an exemption from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended.
Pac-West, together with its financial advisor, restructuring advisor, legal counsel and auditors, considered a variety of restructuring alternatives, including seeking court protection from creditors, and conducted an extensive search for financing sources before determining to proceed with the Columbia Ventures investment and refinancing.
Hank Carabelli, Pac-West’s President & CEO, commented, “Pac-West is nearing completion of our planned nationwide infrastructure platform and service bundle that bridges the traditional public switched network with more advanced IP services. The transaction we have entered into with Columbia Ventures provides access to funding required to continue to pursue these growth initiatives. Columbia Ventures has a number of investments in companies like ourselves who are pushing the boundaries of communications. We look forward to working together on our common vision.”
Kenneth D. Peterson Jr., Columbia Ventures’ Chairman & CEO, commented, “We are pleased to assist Pac-West in the development of a nationwide infrastructure platform that is designed to enable literally any company to provide voice services to their customers. Pac-West has a legacy of innovation in communications. We believe Pac-West has taken a leadership position in enabling the next wave of communications, and we are excited to be able to participate with them.”

In connection with the restructuring, three Pac-West directors, William Davidson, Frederick D. Lawrence and Thomas A. Munro, have resigned and four persons designated by Columbia Ventures, Kenneth D. Peterson, Jr., Stanley P. Hanks, James F. Hensel and Richard A. Roman, have been appointed to serve on Pac-West’s board of directors, in each case, such resignations and appointments with effect on November 21, 2006.
Miller Buckfire & Co., LLC served as Pac-West’s financial advisor and AEG Partners, LLC served as Pac-West’s restructuring advisor in connection with the restructuring.
This communication is not an offer to exchange Senior Notes for new 13.5% Notes or a solicitation of an offer to exchange Senior Notes for new 13.5% Notes. The offer to exchange Senior Notes for new 13.5% Notes is expected to be made pursuant to an exemption from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended, solely by means of an offering circular and disclosure statement and other documents provided to holders of the Senior Notes.
About Pac-West Telecomm, Inc.
Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West has operations in California, Nevada, Washington, Arizona, Utah, Oregon, Idaho, Washington D.C., Colorado, Pennsylvania, Florida, Maryland, New Jersey, North Carolina, South Carolina, New York and Alabama. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information, visit www.pacwest.com.
Forward-Looking Statements
In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors, including risk factors described in our Annual Report on Form 10-K for the period ended December 31, 2005, as filed with the SEC on March 29, 2006, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to risks associated with: our level of indebtedness; our inability to comply with the covenants contained in, or the possibility of triggering a default under, our borrowing arrangements, our inability to execute our business plans and objectives, regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers that could negatively impact our business prospects; an increase in our network expenses; our principal competitors for local services and potential additional competitors, which may have advantages that may adversely affect our ability to compete with them.
For more information contact:
Reid Cox
Pac-West
209-926-3417
rcox@pacwest.com